Exhibit 99.1

Genie Energy Announces Third Quarter 2021 Results

Record consolidated gross margin, gross profit and Adjusted EBITDA1

Genie Retail Energy (GRE) achieved record operating profitability

Planned orderly withdrawal from U.K. retail market underway

Newark, NJ – November 4, 2021: Genie Energy, Ltd. (NYSE: GNE, GNEPRA), a leading retail energy provider in deregulated markets in the U.S. and select markets in Europe, and a provider of renewables solutions in the U.S., today announced results for its third quarter ended September 30, 2021.

“Genie Energy performed exceptionally well this quarter, generating record gross margin, gross profit and Adjusted EBITDA,” said Michael Stein, chief executive officer. “Our performance was highlighted by strong results from both our U.S. and Scandinavian energy supply businesses. Genie Renewables continued to experience robust customer demand, and we anticipate significant growth in the coming quarters.

“In our international business, as we previously announced, we are withdrawing from the U.K. market as a result of the impact of structural market limitations in the current high-cost environment. Although we have set aside plans for the spin-off, looking ahead, we expect no new material negative cash impact as a result of the exit. In fact, retiring from that market obviates the need to invest additional growth capital.”

Third Quarter 2021 Highlights (3Q21 results versus 3Q20 unless otherwise noted)

●	Revenue increased 17.5% to $113.2 million;

●	Gross profit increased 55.1% to $42.4 million and gross margin increased to 37.4% from 28.4%;

●	Income from operations decreased to $6.9 million from $8.5 million; operating margin decreased to 6.1% from 8.8%. Income from operations included a loss from operations of $16.4 million in the UK (primarily expenses related to the Company’s withdrawal from that market) compared to a loss from operations of $4.2 million from the U.K. a year ago;

●	Adjusted EBITDA increased 58.5% to $15.0 million compared to $9.5 million;

●	GRE generated record income from operations and Adjusted EBITDA of $19.7 million and $20.0 million, respectively, compared to $12.2 million and $12.5 million;

●	Net loss attributable to GNE common stockholders was ($2.7) million and diluted loss per share was ($0.10), including a $(0.26) per share writedown of assets related to the Company’s exit from the U.K. market. In the year-ago quarter, net income was $6.4 million and diluted earnings per share (EPS) was $0.24; and,

●	Re-purchased 230,000 shares of GNE common stock for $1.4 million.

[1]	Adjusted EBITDA for all periods presented is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of Adjusted EBITDA, as well as for reconciliations to its most directly comparable GAAP measures.

Select Financial Metrics: Q3 2021 compared to Q3 2020
(in $M except for EPS)	3Q21	3Q20	Change
Consolidated Revenue	$113.2	$96.3	17.5%
Genie Retail - US (GRE)	$86.3	$88.9	(2.9)%
Electricity	$82.8	$86.2	(3.9)%
Natural Gas	$3.5	$2.7	29.1%
Genie Retail - International (GREI)	$25.5	$5.8	337.5%
Electricity	$21.0	$5.6	275.3%
Natural Gas	$4.1	$0.0	nm
Genie Renewables	$1.3	$1.6	(14.9)%
Gross Margin	37.4%	28.4%	910	bp
Genie Retail - US (GRE)	39.6%	29.0%	1060	bp
Genie Retail - International (GREI)	30.5%	18.7%	1180	bp
Genie Renewables	34.0%	27.1%	690	bp
Income from Operations	$6.9	$8.5	(19.0)%
Operating Margin	6.1%	8.8%	(270	)bp
Net (Loss) Income Attributable to Genie Energy Ltd. Common Stockholders	$(2.7)	$6.4	213.7%
Diluted (Loss) Earnings Per Share	$(0.10)	$0.24	$(0.34)
Adjusted EBITDA	$15.0	$9.5	34.9%
Cash Flow from Operating Activities	$6.0	$10.4	(42.7)%

Select Business Metrics: 2021 versus 2020 as of 9/30/21
Units in 1000s	3Q21	3Q20	Change
Retail Performance Metrics:
Retail Customer Equivalents (RCE)	434	441	(1.5)%
Genie Retail - US (GRE)	336	350	(3.9)%
Electricity	276	294	(5.9)%
Natural Gas	60	56	6.6%
Genie Retail - International (GREI)	98	91	7.5%
Electricity	73	69	6.1%
Natural Gas	24	22	12.1%
Meters	554	558	(0.7)%
Genie Retail - US (GRE)	361	375	(3.8)%
Electricity	289	309	(6.4)%
Natural Gas	72	67	8.0%
Genie Retail - International (GREI)	193	182	5.9%
Electricity	138	136	1.1%
Natural Gas	55	46	20.0%
GRE Average Monthly Churn – Meters
Gross Sales	46	44	4.5%
Churn	4.0%	3.7%	30	bps

GRE delivered record levels of gross profit, income from operations and Adjusted EBITDA for the quarter driven by strong margins in the retail book and mark-to-market increases in the value of its forward commodity positions after both electricity and natural gas prices rose sharply. In addition, Genie recorded a $1.9 million credit to the cost of sales reflecting expected reimbursement from the State of Texas for charges imposed by ERCOT during the severe winter storm in February 2021. Operationally, GRE served 336,000 RCEs at September 30, 2021, a 2.0% increase sequentially and a 3.9% decrease year over year. Per meter consumption, while decreasing slightly compared to the year-ago quarter, remained above pre-COVID levels. Monthly churn, at 4.0%, was below typical pre-COVID levels while increasing from 3.7% in the year-ago quarter and from 3.8% in the prior quarter.

GREI revenue growth was driven by the consolidation of Orbit Energy (U.K.) results following our purchase of the non-controlled interest in Orbit during October 2020, which previously had not been consolidated, and by organic meter growth compared to the prior year. Orbit Energy’s loss from operations was $16.4 million for the quarter, including a $6.7 million ($0.26 cents per share) impairment of assets In Scandanavia, GREI curtailed meter acquisition in a rising commodity price environment, leading to increased profitability and a decrease in meters served during the quarter.

Genie Renewables (formerly Genie Energy Services) reported a higher gross margin and improved overall results as it shifted to higher-margin solar projects.

Balance Sheet and Cash Flow Highlights

At September 30, 2021, Genie Energy reported $193.2 million in total assets, including $48.6 million in cash, restricted cash and marketable equity securities. Liabilities totaled $110.7 million and working capital (current assets less current liabilities) totaled $44.4 million. Non-current liabilities were $3.0 million.

Cash provided by operating activities during the quarter ended September 30, 2021 was $6.0 million compared to $10.4 million a year ago.

Strategic Update

Genie has suspended the planned spin-off of its international operations in the U.K. and Scandinavia following the deterioration of the U.K. energy market, where a planned, orderly withdrawal from the market is underway. Genie does not expect to incur additional material, cash charges as a result.

Fourth Quarter Commentary

Heading into the winter heating season, Genie is positioned to mitigate foreseeable volatility in wholesale energy prices through its risk-management program including hedging and forward commodity contract positioning. As a result of commodity price increases, Genie expects to generate robust margins from its retail supply businesses. Moreover, the company expects to reduce supply requirements by narrowing its customer acquisition program to higher margin customers. This strategy optimizes margins while dampening customer acquisition expense. When combined with increasing profitability in Scandanavia, the elimination of additional investment in the U.K. market and growth opportunities for Genie Renewables, management believes the Company is well positioned to deliver strong fourth quarter results.

 Trended Financial Information:*

(in $M except EPS, RCE and Meters)	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	2019	2020	YTD 2021

Total Revenue	$104.1	$76.1	$96.3	$102.9	$135.3	$97.7	$113.2	$315.3	$379.3	$346.2
Genie Retail - US (GRE)	$79.1	$66.5	$88.9	$69.9	$90.7	$67.0	$86.3	$286.6	$305.3	$244.0
Electricity	$63.1	$61.1	$86.2	$60.5	$73.4	$61.9	$82.8	$246.7	$271.7	$218.1
Natural Gas	$16.1	$5.4	$2.7	$9.4	$17.3	$5.1	$3.5	$39.9	$33.6	$25.9
Genie Retail - International (GREI)	$6.7	$5.0	$5.8	$31.8	$42.2	$28.4	$25.5	$16.6	$49.6	$96.1
Electricity	$6.9	$4.8	$5.6	$23.4	$30.3	$21.4	$21.0	$16.4	$40.7	$72.7
Natural Gas	$0.0	$0.0	$0.0	$8.3	$11.8	$6.7	$4.1	$0.0	$8.3	$22.6
Genie Renewables	$18.0	$4.6	$1.6	$1.1	$2.5	$2.3	$1.3	$12.1	$24.4	$6.2
Gross Margin	27.8%	25.6%	28.3%	21.4%	12.9%	24.3%	37.4%	26.3%	25.8%	24.2%
Genie Retail - US (GRE)	43.7%	25.7%	29.0%	25.6%	16.5%	27.4%	39.6%	28.1%	28.9%	27.6%
Genie Retail - International (GREI)	-4.5%	38.0%	19.0%	13.8%	3.3%	15.9%	30.5%	1.8%	14.5%	14.3%
Genie Renewables	8.9%	11.4%	27.1%	-29.0%	44.9%	39.4%	34.0%	15.7%	9.4%	40.4%
Income (loss) from Operations	$9.2	$2.7	$8.5	$(1.1)	$(6.6)	$1.4	$6.9	$9.8	$19.3	$1.7
Operating Margin	8.8%	3.6%	8.8%	-1.1%	-4.9%	1.4%	6.1%	3.1%	5.1%	0.5%
Net income attributable to Genie Energy ltd. common stockholders	$5.5	$1.6	$6.4	$(1.7)	$(2.4)	$5.0	$(2.7)	$2.7	$11.7	nm
Diluted Earnings (Loss) Per Share	$0.20	$0.06	$0.24	$(0.06)	$(0.09)	$0.19	$0.10	$0.10	$0.44	$0.00
Adjusted EBITDA[1]	$10.3	$3.5	$9.5	$0.7	$(4.5)	$3.1	$15.0	$10.1	$24.0	$13.5
Retail Customer Equivalents (RCE) in 1000s	398	418	437	435	446	436	434	nm	nm	nm
Genie Retail - US (GRE)	330	343	350	337	347	330	336	nm	nm	nm
Electricity	272	288	294	284	291	272	276	nm	nm	nm
Natural Gas	58	55	56	53	56	58	60	nm	nm	nm
Genie Retail - International (GREI)	69	76	87	98	98	106	98	nm	nm	nm
Electricity	50	55	66	76	77	82	73	nm	nm	nm
Natural Gas	19	21	22	21	21	24	24	nm	nm	nm
Meters in 1000s units	520	522	543	547	555	554	554	nm	nm	nm
Genie Retail - US(GRE)	384	374	375	368	373	361	361	nm	nm	nm
Electricity	313	311	309	303	308	292	289	nm	nm	nm
Natural Gas	71	64	67	65	65	69	72	nm	nm	nm
Genie Retail - International (GREI)	136	147	167	179	182	193	193	nm	nm	nm
Electricity	96	105	121	132	135	141	138	nm	nm	nm
Natural Gas	40	43	46	47	47	52	55	nm	nm	nm

Average Monthly Churn - Meters
Genie Retail - US (GRE)
Gross Sales	69	40	44	59	60	35	46	308	212	144
Chum	4.3%	3.9%	3.7%	5.3%	4.9%	3.8%	4.0%	5.3%	4.4%	4.2%

nm = not measurable/meaningful

*Numbers may not add due to rounding

Earnings Announcement and Supplemental Information

Genie Energy has filed this release in a current report (Form 8-K) with the SEC and posted it on its website (https://genie.com/investors/investor-relations/).

At 8:30 AM Eastern today, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial 1-888-506-0062 (toll-free from the US) or 1-973-528-0011 (international) and provide the following participant access code: 536748.

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and providing the replay PIN: 43494. The replay will remain available through November 18, 2021. A recording of the call also will be available for playback on the “Investors” section of the Genie Energy website.

About Genie Energy Ltd.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in selected markets in Europe. Genie Renewables comprises Genie Solar Energy, a provider of end-to-end customized solar solutions primarily for commercial customers, Diversegy, a commercials energy consulting business, CityCom Solar, a provider of community solar energy solutions and Genie’s interest in Prism Solar, a supplier of solar panels and solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and

“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Brian Siegel IRC, MBA

Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$33,983	$36,913
Restricted cash—short-term	6,528	6,271
Marketable equity securities	8,048	5,089
Trade accounts receivable, net of allowance for doubtful accounts of $16,465 and $8,793 at September 30, 2021 and December 31, 2020, respectively	58,593	60,778
Inventory	23,648	16,930
Prepaid expenses	5,767	4,633
Other current assets	15,924	3,206
Total current assets	152,491	133,820
Property and equipment, net	281	259
Goodwill	25,627	25,929
Other intangibles, net	3,768	11,645
Deferred income tax assets, net	2,005	4,882
Other assets	9,448	10,804
Total assets	$193,620	$187,339
Liabilities and equity
Current liabilities:
Loan payable	$—	$1,453
Trade accounts payable	39,760	43,005
Accrued expenses	51,339	42,762
Contract liability	8,317	5,609
Income taxes payable	6,435	1,893
Due to IDT Corporation, net	109	257
Other current liabilities	2,132	2,494
Total current liabilities	108,092	97,473
Other current liabilities	2,965	3,787
Total liabilities	111,057	101,260
Commitments and contingencies	—	—
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at September 30, 2021 and December 31, 2020	19,743	19,743
Class A common stock, $0.01 par value; authorized shares—3,500; 1,574 shares issued and outstanding at September 30, 2021 and December 31, 2020	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 26,582 and 25,966 shares issued and 24,600 and 24,646 shares outstanding at September 30, 2021 and December 31, 2020, respectively	266	260
Additional paid-in capital	141,787	140,746
Treasury stock, at cost, consisting of 1,982 and 1,320 shares of Class B common stock at September 30, 2021 and December 31, 2020, respectively	(13,922)	(9,839)
Accumulated other comprehensive income	2,994	3,827
Accumulated deficit	(56,673)	(56,658)
Total Genie Energy Ltd. stockholders’ equity	94,211	98,095
Noncontrolling interests	(11,648)	(12,016)
Total equity	82,563	86,079
Total liabilities and equity	$193,620	$187,339

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands, except per share data)
Revenues:
Electricity	$103,799	$91,793	$290,783	$227,671
Natural gas	7,609	2,724	48,458	24,190
Other	1,756	1,809	6,970	24,591
Total revenues	113,164	96,326	346,211	276,452
Cost of revenues	70,788	69,010	262,540	200,744
Gross profit	42,376	27,316	83,671	75,708
Operating expenses and losses:
Selling, general and administrative (i)	28,853	18,831	75,366	54,287
Impairment of assets	6,650	—	6,650	993
Income from operations	6,873	8,485	1,655	20,428
Interest income	8	21	28	164
Interest expense	(99)	(48)	(311)	(223)
Equity in the net income (loss) in equity method investees, net	52	(146)	215	(1,698)
Unrealized (loss) gain on marketable equity securities and investments	(5,312)	—	1,710	—
Gain on sale of subsidiary	—	—	4,226	—
Other (loss) income, net	(17)	291	267	390
Income before income taxes	1,505	8,603	7,790	19,061
Provision for income taxes	(3,822)	(2,406)	(7,515)	(5,563)
Net (loss) income	(2,317)	6,197	275	13,498
Net loss attributable to noncontrolling interests	(31)	(531)	(821)	(1,026)
Net (loss) income attributable to Genie Energy Ltd.	(2,286)	6,728	1,096	14,524
Dividends on preferred stock	(370)	(370)	(1,111)	(1,111)
Net (loss) income attributable to Genie Energy Ltd. common stockholders	$(2,656)	$6,358	$(15)	$13,413

(Loss) Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$(0.10)	$0.25	$(0.00)	$0.51
Diluted	$(0.10)	$0.24	$(0.00)	$0.50
Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	25,514	25,928	25,867	26,107
Diluted	25,514	26,769	25,867	26,839

Dividends declared per common share	$—	$0.085	$—	$0.245
(i) Stock-based compensation included in selling, general and administrative expenses	$531	$447	$1,680	$1,331

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
	(in thousands)
Operating activities
Net income	$275	$13,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,326	2,219
Impairment of assets	6,650	993
Deferred income taxes	2,877	4,838
Provision for doubtful accounts receivable	8,018	2,209
Unrealized gain on marketable equity securities and investment	(1,710)	—
Stock-based compensation	1,680	1,331
Equity in the net (income) loss in equity method investees	(215)	1,698
Gain on sale of subsidiary	(4,226)	—
Loss on sale of assets held for sale	—	456
Gain on deconsolidation of subsidiaries	—	(98)
Change in assets and liabilities:
Trade accounts receivable	(7,570)	2,827
Inventory	(6,718)	3,218
Prepaid expenses	(1,524)	2,166
Other current assets and other assets	(13,718)	(633)
Trade accounts payable, accrued expenses and other current liabilities	5,414	2,018
Contract liability	2,796	(12,393)
Due to IDT Corporation	(148)	(266)
Income taxes payable	4,542	(43)
Net cash provided by operating activities	86	24,038
Investing activities
Capital expenditures	(158)	(125)
Proceeds from disposal of assets held for sale	—	48
Proceeds from the sale of a subsidiary, net of cash disposed	4,550	—
Purchase of marketable equity securities	(1,000)	—
Investments in equity method investee	—	(1,502)
Purchase of short-term equity investments	(750)	—
Payment of acquisition of intangible	—	(298)
Repayment of notes receivable	14	14
Net cash provided by (used in) investing activities	2,656	(1,863)
Financing activities
Dividends paid	(1,111)	(7,543)
Proceeds from revolving line of credit	—	1,000
Repayment of revolving line of credit	—	(3,514)
Proceeds from loan	—	1,395
Repayment of loan	—	—
Purchases of Class B common stock	(3,847)	(1,634)
Repayment of notes payable	—	(25)
Proceeds from exercise of stock options	—	18
Purchase of Class B common stock from employees upon vesting of restricted shares	(236)	(263)
Repayment of loan payable	—	(930)
Net cash used in financing activities	(5,194)	(11,496)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(221)	(3)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(2,673)	10,676
Cash, cash equivalents, and restricted cash at beginning of period	43,184	38,554
Cash, cash equivalents, and restricted cash at end of period	$40,511	$49,230

Reconciliation of Non-GAAP Financial Measures for the Third Quarter 2021

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy disclosed for the third quarter 2021, as well as for the third quarter 2020, Adjusted EBITDA on a consolidated basis and for its Genie Retail Energy segment. Adjusted EBITDA is a non-GAAP measure.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of consolidated Adjusted EBITDA starts with net income and adds back interest, taxes, depreciation, amortization, stock-based compensation and impairment of assets and subtracts out equity in the net loss of equity method investees, net. Genie Energy’s measure of segment level Adjusted EBITDA starts with income (loss) from operations, and adds back depreciation, amortization, stock-based compensation and subtracts out impairment of assets and equity in the net loss of equity method investees, net.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Management believes that Genie Energy’s measure of Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision-making.

Management also uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this non-GAAP financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA as well as the GAAP measures revenue, gross profit, income (loss) from operations and net income (loss), on a consolidated level to facilitate internal and external comparisons to Genie Energy’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie Energy’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Impairment of goodwill is a component of (loss) income from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of goodwill is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s continuing operations.

Following are the reconciliations of Adjusted EBITDA on a consolidated basis to its most directly comparable GAAP measure. Adjusted EBITDA is reconciled to net income for Genie Energy on a consolidated basis and for the Genie Retail Energy (GRE) segment.

Reconciliation of Adjusted EBITDA on a Consoliadated Basis and for Genie Retail Energy (GRE)

	Consolidated	GRE
Three months ended September 30, 2021 (Q3 2021)
Net loss attributable to Genie Energy LTD	$(2,286)
Net loss attributable to non-controlling interests	(31)
Net loss	$(2,317)
Provision for income taxes	(3,822)
Other loss, net	(17)
Unrealized loss on marketable equity securities and investments	(5,312)
Interest income	8
Interest expense	(99)
Equity in the net income of equity method investees	52
Income from operations	$6,873	$19,715
Add:
Stock-based compensation	531	155
Depreciation and amortization	881	90
Subtract:
Equity in the net income of equity method investees	(52)
Impairment of assets	(6,650)
Adjusted EBITDA	$14,987	$19,960

	Consolidated	GRE
Three months ended September 30, 2020 (Q3 2020)
Net income attributable to Genie Energy LTD	$6,728
Net income attributable to non-controlling interests	(531)
Net income	$6,197
Provision for income taxes	(2,406)
Other income, net	291
Interest income	21
Interest expense	(48)
Equity in the net loss of equity method investees	(146)
Income from operations	$8,485	$12,228
Add:
Stock-based compensation	447	172
Depreciation and amortization	670	117
Subtract:
Equity in the net loss of equity method investees	146
Adjusted EBITDA	$9,456	$12,517

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